Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Heung Kyu Kim (“Executive”) and MagnaChip Semiconductor, Ltd. (the “Company”) (collectively, the “Parties”):

WHEREAS, Executive entered into a service arrangement with the Company pursuant to the offer letter dated as of July 1, 2007;

WHEREAS, Executive’s service arrangement will terminate effective [June 30], 2015 (the “Separation Date”), and whereby Executive voluntarily resigned, effective as of May 26, 2015 pursuant to that certain resignation letter dated as of May 26, 2015, from all positions with the Company’s parent company, MagnaChip Semiconductor Corporation (“MX”), and each of MX’s direct and indirect subsidiaries (collectively, “MagnaChip”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive has or may have against the Company, including, but not limited to, any and all claims arising or in any way related to Executive’s service arrangement with or separation from the Company; and

WHEREAS, this Agreement will become effective on the Separation Date.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Consideration. As consideration for the release of claims and all other covenants made herein, the Parties agree that the Executive shall receive a payment of KRW 316,620,000 (the “Separation Payment”). The Company shall pay Executive the Separation Payment as well as the unused-leave cash within fourteen (14) business days of the Separation Date.

2. Benefits.

(a) Executive’s health insurance benefits cease on the Separation Date. Executive’s participation in all other benefits and incidents of service arrangement cease on the Separation Date. Executive ceases accruing service arrangement benefits, including, but not limited to, vacation time and paid time off, as of the Separation Date.

(b) Each vested stock option granted to Executive pursuant to the MX’s 2009 Common Unit Plan or its 2011 Equity Incentive Plan (the “Plans”) that remains outstanding and unexercised as of the Separation Date, as set forth on Exhibit A (collectively, the “Outstanding Options”), shall remain exercisable through the earliest to occur of (a) the date that is [24] months after the Separation Date, (b) a Change in Control (as defined in the Plans) or (c) the expiration of the original term of the Outstanding Options (in each case, to the extent not exercised prior to such date), at which time any then-unexercised Outstanding Options shall expire and terminate and Executive shall have no further rights with respect to such expired and terminated Outstanding Options. Except as otherwise amended by this Agreement, the Outstanding Options continue to be governed by the original terms set forth in the applicable option agreements and the Plans.

3. Payment of Salary, Accrued Vacation and Expense Reimbursements. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, annual incentives, deferred compensation, accrued vacation and paid time off, commissions, expense reimbursements, stock, stock options, housing allowances, relocation costs, vesting, interest, severance and separation benefits, and any and all other benefits due to Executive as of the Separation Date.

4. Confidential Information.

(a) Executive will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of Proprietary Information (as defined below) of the Company, MagnaChip and third parties. Executive hereby assigns to the Company any rights that Executive may have or acquire in Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, the term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.

(b) Executive shall return all of the Company’s property and all of the Proprietary Information in the Executive’s possession to the Company. By signing this Agreement, Executive represents and declares that Executive has returned all Company property and Proprietary Information in the Executive’s possession to the Company.

(c) Executive understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and Executive shall keep the confidentiality of such Third Party Information. Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone other than Company personnel who need to know such information in connection with their work for the Company.

(d) Executive acknowledges that the United States securities laws (as well as applicable laws of other jurisdictions) prohibit any person who has material, non-public information about a company from using such information in purchasing or selling securities of that company, or from communicating such information to third parties under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Executive acknowledges that Proprietary Information disclosed by the Company may constitute such material, non-public information.

5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, MagnaChip and all of their respective officers, managers, members, supervisors, members of their board of directors, agents and employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessors, successors, and assigns (collectives, the “Affiliates”). Executive, on Executive’s own behalf, and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company, MagnaChip and Affiliates (the “Releasees”), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date including, without limitation:

(a) any and all claims relating to or arising from Executive’s service arrangement relationship with the Company and the separation of that relationship, including claims related to salary, wages, bonuses, annual incentives, deferred compensation, accrued vacation and paid time off, commissions, expense reimbursements, stock, stock options, housing allowances, relocation costs, vesting, interest, severance and separation benefits, and any and all other benefits due to Executive;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of equity of the Company and MagnaChip, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, workers’ compensation and disability benefits;

(d) any and all claims for violation of any national, federal, state or municipal constitution, law, regulation or statute;

(e) any and all claims arising out of any other laws and regulations relating to service arrangement or discrimination;

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(g) any and all claims for attorneys’ fees and costs.

The Company and Executive agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, nor to any claims that, by statute, may not be waived.

6. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name or on behalf of any other person or entity against the Company or any other Releasee. Executive also represents that Executive will not, and does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other Releasee.

7. Application for Service Arrangement. While Company may offer to re-enter into a service arrangement with Executive, Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any service arrangement with the Company, and Executive hereby waives any right, or alleged right, of service arrangement with the Company.

8. Confidentiality. The Parties acknowledge that Executive’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Executive agrees to use Executive’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (collectively, “Settlement Information”). Executive agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Executive agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, courts of law and family members who have a reasonable need to know (or as required by applicable law) of such Settlement Information. Executive will not have communication with any

Company employees, partners, customers, unitholders, or any other third party regarding Executive’s separation from the Company without prior consent of Company’s General Counsel or Director of Human Resources.

9. No Cooperation. Executive agrees Executive will not act in any manner that might damage the business of the Company. Executive agrees that Executive will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive shall inform the Company in writing within three (3) business days of receiving any such subpoena or other court order.

10. Non-Disparagement. The Company and Executive agree that neither the Company nor Executive shall make, or cause or assist any other person to make any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other, any subsidiary or any of their respective officers, directors, employees, products or services. Executive also agrees to refrain from any interference with the contracts, relationships and prospective economic advantage of the Releasees. Executive agrees that Executive shall direct all inquiries by potential future employers to the Company’s General Counsel or Director of Human Resources.

11. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Separation Date, Executive shall not either directly or indirectly solicit, induce, recruit, or encourage any of the employees or consultants of the Company or MagnaChip to leave their employment, or attempt to do so, either for Executive or any other person or entity. Executive also agrees that for a period of twelve (12) months immediately following the Separation Date , Executive shall not either directly or indirectly solicit, induce, or attempt to solicit or induce any customer, client, or supplier (collectively, “Customer”), or any prospective Customer that is or is planning to be engaged in business relationship with the Company or MagnaChip in the near future, for the purpose of engaging in competition or otherwise interfering in any adverse way its relationship with the Company or MagnaChip.

12. No Knowledge of Wrongdoing. Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a national, federal, or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

14. Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding which may be commenced, prosecuted or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, or with Executive’s aid or approval, contrary to the provisions of this Agreement. Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim. In the event that Executive incurs an indemnification obligation under this Agreement, Executive acknowledges and agrees that Company may in its discretion pursue remedies available to the Company at equity and at law.

15. Best Effort Assistance and Cooperation. Executive acknowledges the continuation of Executive’s obligations to assist Company after the Separate Date. Upon request of the Company or MagnaChip after the Separation Date, Executive agrees to put best efforts to provide the Company and MagnaChip with assistance with respect to any disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Company, MagnaChip, or Affiliates is a part of, or involved in. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may request. However, the Company agrees to bear all reasonable actual costs and fees in which Executive incur from providing the Company with such assistance.

16. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement.

Executive agrees and understands that Executive is responsible for payment, if any, of national or local taxes on the sums paid hereunder by the Company and any penalties or assessments thereon; provided, however, that the Company shall withhold from the Separation Payment and any benefits due hereunder any taxes, charges, or other assessments of any kind required under law to be withheld by the Company. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Executive’s failure to pay national or local taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

18. Dispute Resolution. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be finally resolved by arbitration. Such arbitration proceedings shall take place in Seoul in accordance with the applicable rules of arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules, but the proceedings shall be conducted in English language. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing Party in any arbitration shall be awarded its reasonable attorneys’ fees and costs unless contrary to applicable law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute upon such grounds permitted by the applicable law without waiving the right to compel arbitration.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party represents and warrants that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

21. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision. The invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.

23. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company. No waiver by either Party at any time of any breach by the other Party, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

25. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the Republic of Korea, without regard to choice of law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the Republic of Korea.

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Interpretation. This Agreement will be prepared in the English and Korean languages. For purposes of interpretation or resolving ambiguities or discrepancies, the English version will control and prevail over the Korean version and any other translation.

28. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. Executive acknowledges that Executive:

(a) has read this Agreement;

(b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or that Executive has voluntarily declined to seek such counsel;

(c) understands the terms and consequences of this Agreement and of the releases it contains; and

(d) is fully aware of the legal and binding effect of this Agreement.

29. Breach. Executive acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and/or cease the consideration payments provided to Executive under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Separation Date.

COMPANY :
MagnaChip Semiconductor, Ltd.

By:	/s/ Young-Joon Kim
Young-Joon Kim
Representative Director

EXECUTIVE :

/s/ Heung Kyu Kim
Heung Kyu Kim

EXHIBIT A

OUTSTANDING OPTIONS

Grant Date	Number of Shares Granted	Exercise Price per Share	Number of Shares Exercised	Number of Vesting Shares Outstanding
December 8, 2009	70,000	$5.88	0	70,000
January 15, 2012	95,000	$7.75	0	95,000

Total	16,5000		0	16,5000

15